INDEPENDENT AUDITORS' REPORT

Board of Directors
TheInternetCorp.net, Inc.

I have audited the accompanying balance sheet of TheInternetCorp.net, Inc. (a development stage company), as of August 31, 1999, and the related statements of operations, stockholders' equity and cash flows for the period from inception
(April 29, 1999) to August 31, 1999. These financial statements are the responsibility of the company's management. My responsibility is to express an opinion on these financial statements based on my audit in accordance with standards established by the American Institute of Certified Public
Accountants.

I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TheInternetCorp.net, Inc. as of August 31, 1999 and the results of its operations and its cash flows for the period from inception (April 29, 1999 ) to August 31, 1999 in conformity with generally accepted accounting principles.

Kurt D. Saliger C.P.A. (Nevada State License No. 2335)
Las Vegas, Nevada
October 6, 1999

TheInternetCorp.net, Inc.
(A Development Stage Company)
BALANCE SHEET

                                              August 31, 1999
ASSETS
CURRENT ASSETS:
Cash                                          $0
Accounts Receivable                           $0
TOTAL CURRENT ASSETS                          $0
ORGANIZATIONAL COSTS, NET                     $219
TOTAL ASSETS                                  $219

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts Payable                             $0
TOTAL CURRENT LIABILITIES                    $0
LONG-TERM DEBT                               $0
STOCKHOLDERS' EQUITY:
common stock, $.001 par value
authorized 50,000,000 shares issued
and outstanding at August 31, 1999,
1,000,000 shares                             $1,000
Stock Subscription Receivable                $(765)
Additional paid in Capital                   $0
Deficit Accumulated During
Development Stage                            $(16)
TOTAL STOCKHOLDERS' EQUITY                   $219
TOTAL LIABILITIES AND STOCKHOLDERS'
EQUITY                                       $219

See accompanying notes to financial statements & audit report

TheInternetCorp.net, Inc.
(A Development Stage Company)
STATEMENT OF OPERATIONS

INCOME:
Revenue                        $0
TOTAL INCOME                   $0

EXPENSES:
General, and Administrative    $0
Amortization                   $16
Total Expenses                 $16
Net Profit/Loss(-)
From Operations                $(16)
Interest Income                $0
INCOME (LOSS) BEFORE
INCOME TAXES                   $(16)
Provision for income tax       $0
NET INCOME (LOSS)              $0
NET INCOME (LOSS)
PER SHARE-BASIC AND DILUTED    $0.0000
AVERAGE NUMBER OF
SHARES OF COMMON
STOCK OUTSTANDING              1,000,000

See accompanying notes to financial statements & audit report

TheInternetCorp.net, Inc.
(A Development Stage Company)
STATEMENT OF STOCKHOLDERS' EQUITY

                                                         (Deficit)
                         Common   Stock    Additional    Accumulated
                         Shares   Amount   paid-in       During
                                           capital       Development
                                                         Stage
Issued for
cash and organizational
costs
April 29, 1999          1,000,000 $1,000   $0

Stock Subscription
Receivable                        $ (765)

Net Income April 29,
1999 (inception)
to August 31, 1999                                       $(16)

Balance
August 31, 1999         1,000,000 $ 235    $0            $(16)

See accompanying notes to financial statements & audit report

TheInternetCorp.net, Inc.
(A Development Stage Company)
STATEMENT OF CASH FLOWS

Cash Flows from Operating Activities:
Net Income                                 $  (16)
(Increase) Amortization                    $   16
Net Cash (Used) In Operating Activities    $    0

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of organizational costs           $ (235)
                                           $ (235)

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of common stock for cash          $  235

Net Increase in Cash                       $    0

Cash, April 29, 1999                       $    0

Cash, August 31, 1999                      $    0

See accompanying notes to financial statements & audit report

TheInternetCorp.net, Inc.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

NOTE 1 - HISTORY AND ORGANIZATION OF THE COMPANY.

The Company was incorporated on April 29, 1999 under the laws of the State of Nevada. The company was organized to engage in any lawful activity. The Company currently has no operations and, in accordance with SFAS #7, is considered a development stage company.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES.

Accounting Method.

The Company records income and expenses on the accrual method.

Estimates.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Organizational Costs.

Organizational costs are stated at cost. Amortization is recorded using the straight-line method over a sixty (60) month period.

Income Taxes.

Income taxes are provided for using the liability method of accounting in accordance with Statement of Financial Accounting Standards No. 109, (SFAS #109), "Accounting for Income Taxes". A deferred tax asset or liability is recorded for all temporary difference between financial and tax reporting. Deferred tax expense (benefit) results from the net change during the year of deferred tax assets and liabilities.

Loss Per Share.

Net loss per share is provided in accordance with Statement of Financial Accounting Standards No. 128, (SFAS #128), "Earnings Per Share". Basic loss per share is computed by dividing losses available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted loss per share reflects per share amounts that would have resulted if dilative common stock equivalents had been converted to common stock. As of August 31, 1999, the Company had no dilative common stock equivalents such as stock options.

NOTE 3- INCOME TAXES.

There is no provision for income taxes for the period ended April
29, 1999 (inception) to April 30, 1999 due to the zero net income and no Nevada state Income tax in the state of the Company's domicile

NOTE 4- SHAREHOLDERS' EQUITY.

Common Stock.

The authorized common stock of the Company consists of 50,000,000 shares with a par value of $0.001 per share.

Preferred Stock.

The authorized Preferred Stock of the Company consists of 10,000,000 shares with a par value of $0.001 per share.